Document is copied.
    As filed with the Securities and Exchange Commission on February 12, 2001
                                         Registration No. 333-48208

                           --------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                   FORM SB-2/A

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              SWORD COMP-SOFT CORP.
                         (Name of issuer in its charter)


DELAWARE                                  7374           98-0229951
(State or other jurisdiction       (Primary Standard     (I.R.S. Employer
of incorporation or organization)  Industrial            Identification Number)
                                   Classification Code)


4055 ST. CATHERINE STREET WEST                     IRVING ROTHSTEIN, ESQ.
SUITE 133 HELLER, HOROWITZ & FEIT, P.C.            292 MADISON AVENUE
MONTREAL H3Z 3J8 QUEBEC                            NEW  YORK,  NEW  YORK 10017
(514) 940-1098 CANADA                              (212) 685-7600
(Address and telephone number                      (Name, address and telephone
of registrant's principal executive                number of agent for service)
offices and principal place of business)


                           --------------------------

                                   Copies to:

                             IRVING ROTHSTEIN, ESQ.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600


Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                    Amount To     Proposed Maximum      Proposed Maximum          Amount of
Title of Each Class of Securities   Be            Offering Price Per    Aggregate Offering       Registration
to be Registered                    Registered    Security              Price                        Fee
-------------------------------------------------------------------------------------------------------------
Common Stock                         25,500,000       $4.00(1)          $102,000,000.00          $30,600.00
-------------------------------------------------------------------------------------------------------------

(1) As of the date of the filing there is no market for the registrant's securities. This price represents the price at which the registrant is offering its shares.

THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2001

                             ----------------------
                              SWORD COMP-SOFT CORP.
                             ----------------------

                        25,500,000 Shares of Common Stock


SWORD COMP-SOFT CORP. hereby offers 12,500,000 shares of its common stock, on a best effort basis at a price of $4.00 Best effort means that the company, either currently via its directors, except our CEO Mr. Anthony Ierfino, and/or, if it enters into an arrangement with an outside party, via selling agents, will endeavor to sell as much of the 12,500,000 shares as possible and will not subject those sales to any minimum sales condition.

The 13,000,000 shares of common stock offered here represent all the stockholders' shares outstanding, with the exception of 33 million shares held by Millenia Hope Inc., this being 27.8% of all issued shares to date prior to this offering by SWORD, will be sold by the selling stockholders, this includes officers and directors.

At the same time SWORD is selling its shares, under a best efforts offering, selling shareholders may be selling their shares. The prices that selling shareholders sell their shares at may be lower than the prices of the shares sold by the Company.

All funds raised during this offering which will extend for ninety days from the date hereof (unless extended by SWORD for up to an additional 30 days) will be available to SWORD immediately upon receipt. SWORD may contact registered broker dealers to act as selling agents, although SWORD may sell some shares directly via its directors, except Mr. Ierfino. SWORD currently has not begun discussions with any potential selling agents and has no understandings or arrangements with anybody to act as selling agent and will sell shares via its directors until such time as it makes other arrangements. If all the shares offered are sold without the use of agents, SWORD should net approximately $50,000,000. The 13,000,000 common shares offered by its selling stockholders will not generate any funds for the Company.


SWORD is a new Applications Service Provider in the interactive health field on the Internet. To date, the company does not have any significant customer base, only minimal revenues and an accumulated deficit of $69,862 to November 30, 2000. We are in need of additional capital financing to complete more then our initial ASP, expand our research and development of other products or make any related technology or other strategic acquisitions.

       THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PLEASE
                  READ THE "RISK FACTORS" BEGINNING ON PAGE 2.

There is presently no public market for our securities. We intend to apply for a listing on NASDAQ on the OTC:BB. There can be no assurance that such securities will be accepted for quotation.

                        ---------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our principal executive offices are located at 4055 St. Catherine Street West, Ste 133, Westmount, Quebec H3Z 3J8, CANADA. Our telephone number is (514) 940-1098.

                The date of the Prospectus is February 12, 2001.

                               Prospectus Summary


                             DESCRIPTION OF BUSINESS


Sword Comp-Soft Inc. ("Sword") was organized on November 2, 1998. Its main goal is to bring interactive healthcare information services utilizing the Internet to the consumer, in lay terms, to allow the consumer to make educated choices in the area of health care. Its plan is to offer knowledge and service databases that allows the end user to access what they, as individuals, need.


Sword has developed technology, now in its final testing stage, that combines a large volume of healthcare information in conjunction with the ability to selectively generate only that which the consumer wishes to know. The programs, known as ASPs, are geared to very specific areas and, thus, allows the subscriber to pick and choose, as per their healthcare preference. The interactivity means that the program will keep prompting consumers until their questions have been fully answered or their needs met to the consumer's satisfaction. At the current time, we do not have any significant customer base in place nor have we locked in any solid revenue stream for the future.

                                  THE OFFERING


SWORD is offering hereby up to 12,500,000 shares of its Common Stock for $4.00 per share on a best efforts basis, which would allow SWORD to have immediate use of all funds raised regardless of how many shares are sold. If all the shares offered are sold without the use of agents, via the company's directors, SWORD should net approximately $50,000,000. No precise determination can be made as the amount of proceeds if agents are used to sell the shares on behalf of the Company. See "Use of Proceeds". There is no guarantee that any of the 12,500,00 shares will be sold. Should this happen, or if we sell a very small amount of shares, directors and management will be forced to look for alternative funding. At the present time, we have not lined up such funding.

At the same time as SWORD is selling its shares, under a best efforts offering, selling shareholders may be selling their shares. The prices that selling shareholders sell their shares may be lower than the prices of the shares sold by the Company.

To complete our first ASP we have had to expend approximately $240,000. These funds came from our initial offering. Our ASP on contraception will be operational 2nd quarter 2001 and available to subscribers over the Internet. At that point it should start to generate revenue. In order for our operations to produce enough income to reach the break-even point, we require another $700,000 of funding.

                                    DILUTION

We are currently offering up to 12,500,000 shares at $4.00 per share. In our initial March 2000 offering the Company sold 11,000,000 shares to officers, directors and other shareholders at $0.025 per share. In May 2000 SWORD sold 35,7000,000 shares to Millenia Hope Inc., for 5,000,000 common shares of Millenia valued at $129,478 or $0.0036 per share utilizing the net tangible asset value of Millenia


                                  RISK FACTORS

Purchasers of the securities offered herby should be aware that the securities are highly speculative and involve a very high degree of risk and, therefore, should not be purchased by investors who cannot afford the loss of their entire investment.

                               DESCRIPTION OF RISK


In addition to the general risks of investing, SWORD's securities may be particularly risky based upon the fact that all the shares involved in this offering, 25.5 million shares in aggregate or 54.6% of all its currently outstanding stock prior to this offering by SWORD, are without a current market upon which to base its offering price. Given the potentially large number of shares that could be sold by current shareholders, it is possible that purchasers of our securities might not be able to sell their stock at a higher price then their are paying for it and might even be forced to sell their stock at a lower price then their purchase price. Prospective investors should carefully review and consider the factors set forth under the "Risk Factors" as well as other information herein.


You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares.

SINCE WE HAVE ONLY A LIMITED OPERATING HISTORY, IT IS DIFFICULT FOR YOU TO EVALUATE IF WE ARE A GOOD INVESTMENT

We were incorporated in November 1998. As of this date, we have not introduced our first services. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a new and rapidly evolving market for proprietary Application Service Providers focusing on e-healthcare. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

OUR INDEPENDENT AUDITOR HAS EXPRESSED CONCERN OVER OUR ABILITY TO REMAIN IN BUSINESS AND IF WE GO OUT OF BUSINESS YOUR INVESTMENT WILL BE LOST

In his report on our audited financial statements, our auditor has stated that there is a doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our losses and the fact that currently we do not to have the funds necessary to implement our business plan. If his concerns are proven accurate, any investment in our securities will likely be lost.

WE HAVE INCURRED LOSSES AND ANTICIPATE EVEN MORE LOSSES IN THE FUTURE WHICH MAY CAUSE US TO BECOME INSOLVENT

From our inception in November 1998 through November 30, 2000, we incurred an accumulated deficit of $69,862. We anticipate incurring losses until we generate sufficient revenues or raise sufficient new capital to offset the up-front expenditures and operating costs associated with developing and commercializing our products. There can be no assurance that we will ever operate profitably.

WE HAVE NO REGULAR CUSTOMERS AND GENERATE NO MEANINGFUL REVENUES AND IF WE DO NOT DEVELOP A SOLID CUSTOMER BASE AND GENERATE GREATER REVENUE WE WILL GO OUT OF BUSINESS

We have not yet entered into any agreements to utilize our technology with any subscribers or alliance partners. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of subscribers and a few health alliance partners. There can be no assurance that we will ever be able to obtain contracts with a significant number of subscribers to generate meaningful revenues or achieve profitable operations.

Our success is dependent on successful implementation of our business plan. This involves developing and expanding our operations on a profitable basis and developing non-traditional marketing and promotional channels that would be available to promote our services on an annual fee basis. We are unaware of any other entity that has attempted to accomplish what we propose to do and there is no assurance that we will be successful or that our business model and services will be accepted in the industry or result in the generation of significant revenues.

WE NEED ADDITIONAL FINANCING OR WE MAY HAVE TO CURTAIL OPERATIONS AND INVESTORS WILL LOSE THEIR MONEY

Our capital requirements relating to the commercialization of our technology will be significant. In order for our operations to produce enough income to reach the break-even point, we require another $700,000 of funding. We will be dependent on the proceeds of future financings in order to continue in business, to develop and commercialize additional proposed application services and to make future technology acquisitions. There can be no assurance that we will be able to raise the additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

OUR INFRASTRUCTURE MAY NOT BE RELIABLE BECAUSE IT MAY NOT BE LARGE ENOUGH TO ACCOMMODATE GROWTH AND BECAUSE OF THIRD PARTY DISRUPTIONS AND IF THIS OCCURS WE WILL LOSE CUSTOMERS

Our operations will depend upon the capacity, reliability, security and privacy of our systems infrastructure. We currently have only limited system capacity and will be required to continually expand our systems infrastructure to accommodate significant numbers of subscribers and their personal data. Development and/or expansion of our systems infrastructure will require additional financial, operational and managerial resources. There can be no assurance that we will be able to expand our systems infrastructure to meet potential demand on a timely basis or at a commercially reasonable cost. Our failure to develop and/or expand our systems infrastructure on a timely basis could have a material adverse effect on us. We will be dependent upon co-location and online service providers for access to our application services.

Our systems infrastructure will also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to our customers. Inappropriate use of the internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of consumers. Security and privacy concerns of consumers may limit our ability to develop a significant subscriber base.

WE MAY FACE LIABILITY BECAUSE OF THE CONTENT TRANSMITTED OVER OUR SYSTEMS AND IF FOUND LIABLE THE AMOUNT OF DAMAGES COULD MAKE US INSOLVENT

The liability we may face as a result of content disseminated through our system could have a negative impact on our financial condition. The law relating to the liability of businesses such as ours for content carried on or disseminated through their system is currently unsettled. We could become involved in litigation regarding the content transmitted over our system, which could create adverse publicity, significant defense costs and substantial damage awards. In addition, because health content materials can be downloaded and may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials.

We could also be exposed to liability in connection with the selection of materials that may be accessible over our system. Claims could be made against us if material or reports deemed inappropriate or incorrect by health viewers could be accessed. For instance, a subscriber may tells us about their hypertension leading us to recommend exercise but they fail to tell us that they are osteoporic and they break a bone.

While we intend to carry insurance policies, our insurance may not cover potential claims of this type or may not be adequate to cover liability that may be imposed or related defense costs. There can be no assurance that we will not face claims resulting in substantial liability for which we are partially or completely uninsured. Any partially or completely uninsured claim against us would have a material adverse effect on our ability to operate.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Risk factors," Plan of operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following selected financial data for the year ended April 30, 2000 is derived from our audited financial statements included in this prospectus . The selected data for the 7 months ended November 30, 2000 and the period November 2, 1998 (inception) through November 30, 2000 is derived from our unaudited financial statements included in this prospectus.

The following data should be read in conjunction with our financial statements.

STATEMENT OF OPERATIONS DATA
                                      Year ended        7 months ended       From 11/02/98
                                       4/30/2000          11/30/2000        (inception) to
                                                          (unaudited)         11/30/2000
                                                                              (unaudited)
                                        $                  $                   $
Net Revenues                                -0-             278,254             278,254

Operating Loss                          (11,454)            (58,408)            (69,862)

Income Taxes                                -0-                 -0-                 -0-

Net Loss                                (11,454)            (58,408)            (69,862)

Loss per Share                            (.001)            (0.0017)             (0.002)
(Basic & Diluted)

BALANCE SHEET DATA

                                           April 30, 2000      November 30, 2000

Working Capital                             $   144,807          $   143,349

Total Assets                                    166,660              339,467

Total liabilities                                 6,853                4,850

Stockholders' Equity                            159,807              334,617


                               PLAN OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes, which are included elsewhere in this prospectus.

Sword Comp-Soft Corp., based in Montreal, Canada, is a new Application Service Provider (ASP) initially investing in the e-healthcare sector. Application Services, a rapidly growing segment of the Internet economy, is the term used to describe internet providers that focus on a single topic or issue in a conversational manner. We were initially formed in November 1998 and are currently still in the development phase and preparing to begin commercial activity in the second quarter of 2001. We now have what we believe is some of the most advanced technology currently available in our area of e-healthcare.


On May 29,2000, Millenia Hope Inc. acquired thirty-five million seven hundred thousand (35,700,000) shares of SWORD COMP-SOFT INC., this being the 51% of SWORD's authorized capital, at a cost of five million (5,000,000) common shares, valued at$129,478 based on the net tangible asset value of Millenia Hope and five million warrants (5,000,000) entitling the registered holder thereof to purchase at any time from that date for a period of three (3) years, one share of common stock at a price of two dollars (2).

We hope to benefit from our relationship with Millenia Hope, Inc., our controlling shareholder, in several ways. Millenia's scientific advisory committee, comprised of MD's and P.H.D.s with a wide range of expertise, will lend valuable assistance to Sword, as it brings to the market its medical ASPs. Further, their breadth of knowledge and varied specializations should help to generate ideas and data to aid in the production of other medical ASPs.

Also, Mr. Leonard Stella, Chief Operating Officer of Millenia Hope, will fill the same post at Sword, as well as sitting on the Board of Directors. This will allow Sword to benefit from Mr. Stella's fiscal expertise and Millenia's guidance in its financial transactions and decisions. Millenia Hope will not charge any extraneous administrative fees or download any nondirectly incurred expenses by SWORD onto its subsidiary.

We expect to incur expenditures for the realization of our product, in the approximate amount of $240,000 thru 2nd quarter 2001. Since the various governmental agencies of Canada provide excellent R&D incentives, we may able to access them though there is no assurance that we will ever receive any grants. If we do receive certain grants, they will be recorded as a reduction of expense on the income statement, leaving us with the net amount of the expense.

The first application service, contraception, is currently expected to be available by the 2nd quarter of 2001. The marketing plan for the first year of operations is to concentrate on the North American market and to focus, particularly during the balance of this year, on opportunities that have been identified for or by the top pharmaceutical companies. We will try to complete formal contracts with a few of the major pharmaceutical companies, and also market directly to consumers on an annual fee or pay per use basis.

Initially, our interactive health service applications will be promoted primarily via our web site, internet on-line advertising and by an aggressive effort to recruit specific web communities (a group of like minded Internet users with similar interests) that are health and well being oriented. Co-parenting, the joining of two products/services or ideas presented as a single corporate message, will be employed in tandem with major medical and not for profit organizations to raise the profile of our offering. As interest grows commensurately, we will employ a wider choice of media outlets to promote our website, Medicocenter.com


Based on our internal financial and marketing studies, we believe that our sales targets are achievable taking into account market trends and the quality of our products. We hope to have revenues from several sources, including but not exclusive of Internet site hosting, software consultations and our ASPs during fiscal 2002. We anticipate that our monthly rate of expenditures, once we commence sales, will be approximately $60,000 and $80 000 depending on such variables as our level of advertising and marketing.


SWORD will attempt to generate funds in a number of ways. As previously mentioned, we will earn some revenue from Internet hosting and software consulting. Our APS's will be available to the individual consumer for an annual fee. This might be a flat fee or a graded fee based on consumer usage. Also, consumers could access an individual ASP on a pay per use basis.

We will also be soliciting pharmaceutical and other healthcare corporations to purchase advertising space on our website, a natural fit as the consumers accessing our website will be interested in health and wellness. As various ASPs come on line we will gear our sales efforts to mesh the individual ASP to the Company whose market is the specific area covered by that particular ASP.

SWORD is planning to hold discussions with insurance carriers to have them pay the company directly for their customer's use of our medical site. This should be a mutually beneficial arrangement, as the insurance company will have better educated customers, making more intelligent wellness choices and saving their corporations money in the future. The Company gains by having a solid steady fee base.

We also hope to enter into agreement with pharmaceutical and other health care corporations to sell them the raw data we collect, i.e. number of people with questions relating to a specific illness, how many people on our database have pre-operative problems etc.


For the 12 month period commencing May 1, 2000 and ending April 30, 2001, we will generate funds from Internet site hosting, software consulting and, starting with the 2nd quarter of 2001, from our contraception ASP. We do not believe that the cash generated by our income from operations will be sufficient to support our expenditures during that period. The minimum cash needed during this 12 month period is approximately $750,000 to fund ongoing operations. We do believe, as mentioned in The Offering section, that we will be able to sell a sufficient number of shares to allow the funding of our Capital requirements and cash shortfall from operations until the time that the income from operations reaches the break-even point.


During our initial fundraising in 2000, we sold 11,000,000 shares for an aggregate of $275,000. We anticipate using these funds as follows.

               Research & Development              $  105,000
               Advertising and Marketing           $   37,000
               Rent & office equipment             $   22,000
               Administration  & Selling           $   72,000
               Internet setup and bandwidth        $   19,000
               Legal, Accounting, offering cost    $   20,000


                               USE OF THE PROCEEDS

The net proceeds from the sale of the shares offered herein by the Company is estimated to be approximately $50,000,000 assuming (i) all of the shares offered are sold and (ii) the shares are not sold through selling agents. In the event less than all of the shares offered are sold, the

Company will realize less proceeds. The Company will not realize any funds from the sale of Common Stock by the Selling Security holders.


The net proceeds of this Offering, assuming all shares offered are sold by the outside agents should be approximately $45,000,000 and in the event that all are sold by the Company (the Company currently has no arrangements or understandings with any agents to sell any shares), the net proceeds should be approximately $50,000,000. The Company intends to use such net proceeds as follows:


                                              All sold by Company                     All sold by agents
                                                 Approximate $     Approximate % of      Approximate $
                                                    Amount           Net proceeds           Amount
Advertising & Promotion                            $1,500,000              3%             $1,350,000
Research & Systems Development                    $10,000,000             20%             $9,000,000
3rd Party Technology Licensing &
Acquisitions                                      $23,500,000             47%             21,150,000
Working Capital &
General Corporate Purposes                        $15,000,000             30%             13,500,000
Total                                             $50,000,000            100%            $45,000,000

Should only 50% of the offered shares be sold, then the net proceeds from the sale of 50% of the shares offered herein by the Company is estimated to be approximately $25,000,000 assuming (i) 50% of the shares offered are sold and
(ii) the shares are not sold through selling agents


The net proceeds of this Offering, assuming that the aforementioned shares are sold by the outside agents should be approximately $22,500,000 and in the event that all are sold by the Company (the Company currently has no arrangements or understandings with any agents to sell any shares), the net proceeds should be approximately $25,000,000. The Company would use such net proceeds as follows:


                                              All sold by Company                     All sold by agents
                                                 Approximate $     Approximate % of      Approximate $
                                                    Amount           Net proceeds           Amount
Advertising & Promotion                            $1,500,000             6%             $1,350,000
Research & Systems Development                     $5,000,000            20%             $4,500,000
3rd Party Technology Licensing &
Acquisitions                                      $15,000,000            60%             13,500,000
Working Capital &
General Corporate Purposes                         $3,500,000            14%              3,150,000
Total                                             $25,000,000           100%            $22,500,000

Should only 20%of the offered shares be sold, then the net proceeds from the sale of 20% of the shares offered herein by the Company is estimated to be approximately $10,000,000 assuming (i) 20% of the shares offered are sold and
(ii) the shares are not sold through selling agents


The net proceeds of this Offering, assuming that the aforementioned shares are sold by the outside agents should be approximately $9,000,000 and in the event that all are sold by the Company (the Company currently has no arrangements or understandings with any agents to sell any shares), the net proceeds should be approximately $10,000,000. The Company would use such net proceeds as follows:


                                              All sold by Company                     All sold by agents
                                                 Approximate $     Approximate % of      Approximate $
                                                    Amount           Net proceeds           Amount
Advertising & Promotion                            $1,000,000            10%               $900,000
Research & Systems Development                     $5,000,000            50%             $4,500,000
3rd Party Technology Licensing &
Acquisitions                                       $2,000,000            20%              1,800,000
Working Capital &
General Corporate Purposes                         $2,000,000            20%              1,800,000
Total                                             $10,000,000           100%             $9,000,000

Should only 10% of the offered shares be sold, then the net proceeds from the sale of 10% of the shares offered herein by the Company is estimated to be approximately $5,000,000 assuming (i) 10% of the shares offered are sold and
(ii) the shares are not sold through selling agents.


The net proceeds of this Offering, assuming that the aforementioned shares are sold by the outside agents should be approximately $4,500,000 and in the event that all are sold by the Company (the Company currently has no arrangements or understandings with any agents to sell any shares), the net proceeds should be approximately $5,000,000. The Company would use such net proceeds as follows:

                                              All sold by Company                     All sold by agents
                                                 Approximate $     Approximate % of      Approximate $
                                                    Amount           Net proceeds           Amount
Advertising & Promotion                            $1,000,000            20%               $900,000
Research & Systems Development                     $3,000,000            60%             $2,700,000
Working Capital &
General Corporate Purposes                         $1,000,000            20%                900,000
Total                                              $5,000,000           100%             $4,500,000

Should the company only sell 250,000 shares, then the net proceeds from the sale of those shares by the Company is estimated to be approximately $1,000,000 assuming (i) the shares are not sold through selling agents


The net proceeds of this Offering, assuming that the 250,000 shares are sold by the outside agents should be approximately $900,000 and in the event that all are sold by the Company (the Company currently has no arrangements or understandings with any agents to sell any shares), the net proceeds should be approximately $1,000,000. The Company would use such net proceeds as follows:


                                              All sold by Company                     All sold by agents
                                                 Approximate $     Approximate % of      Approximate $
                                                    Amount           Net proceeds           Amount
Advertising & Promotion                             $150,000             15%               $135,000
Research & Systems Development                      $700,000             70%               $630,000
Working Capital &
General Corporate Purposes                          $150,000             15%               $135,000
Total                                             $1,000,000            100%               $900,000

The foregoing tables represents the Company's best estimates of the allocation of the proceeds of this Offering based upon the current state of the Company's development, its current plans and current economic and industry conditions, and is subject to reapportionment of proceeds among the categories listed above or to new categories in the event of drastic changes to the current acquisition or otherwise, is presented to the Company.

The Company should it be successful in raising funds in whole or part will fund an expanded Research and System Development program. This will entail adding additional staff, paying subcontracted individuals and out sourcing research and development projects to outside entities. This will allow our medical ASPs to come on line in much greater number and at a greatly enhanced pace.

Furthermore, the Company , if it sells at least 20% of its offered shares, will have available funds with which to make technology acquisitions, both outright and via licensed agreement. These will fall within our perview of health care interactive databases, artificial intelligence modules capable of tying together diverse pieces of information (in our case, healthcare and medical related) and other related emerging technologies. To date, no specific acquisitions have been identified.

The Company expects that the net proceeds of this Offering will be sufficient for it to reach its objectives over at least the next 12 months. However, these proceeds, even if realized, might not be sufficient to meet all of the Company's future capital requirements and additional financing might be necessary. No assurance can be given that the Company will be able to raise the additional funds necessary to reach its objectives.

                                    BUSINESS

We were initially formed in November 1998 and are currently in the midst of the development phase and preparing to begin commercial activity in the second quarter of 2001. We are based in Montreal, Canada. We are a new Application Service Provider initially investing in the e-healthcare sector. Application Services, a rapidly growing segment of the Internet economy, is the term used to describe Internet providers that focus on a single topic or issue in a conversational manner.

We are finishing work on our first application service and believe that we will be in a position to offer a range of application services designed around the concept of providing a series of useful, on-line interactive health services and facilities in an attractive, convenient format to people in their personal electronic environments. These application services include the identification and personal logging of disease(s) and strategies to cope with long term health issues from nutrition, wellness and health in a "patient driven" format.

Essentially, the subscribers use application programs to create, store and transact medical data on the application server, for example: the interactive on-line health service will record similar data to that usually given to a primary health care worker, such as a doctor or a nurse, and create an overall profile of individual health needs. Each application will relate to a specific disease, drug, or part of the human anatomy on a pay per use basis, although this fee may be sponsored. We also plan to offer pre-operative processing support.


Our application service technology was developed over the past 3 years and is an outgrowth of existing technology used for data base management. Sword's expertise, honed through testing and debugging, has taken this technology and made it interactive. Our smart database technology uses a quasi-artificial intelligence. From the customer's responses to a first set of questions, the application service formulates a second set of questions. This process continues until the customer is satisfied that they have received a complete and comprehensive set of answers to their queries.


Our team of experts in this field, Mr. Anthony Ierfino - President/CEO, Dr. Raafat Saade - Vice President - Data and Information and Mr. Abdulmajid Sharif - Chief Technical Officer, were all involved with the aforementioned process. These 3 individuals are the core of the Company. The Company's prospects of achieving profitability and growth are dependent on the continued work of Mr. Ierfino, Dr. Saade and Mr. Sharif.


We are currently finishing our first ASP on contraception. The 3 officers/directors, besides being involved directly with the many aspects of our project, also supervise contracted individuals who handle the programming tasks. All the work being performed is at our premises at 4055 Ste. Catherine St. West, Suite 133 in Montreal, Quebec. The previously mentioned officers/directors are the core of our company, as they possess the technical expertise to bring our products to market.

The first of the applications on which the Company intends to focus are the areas of contraception, nutrition and the overall health and well being of the individual. We are planning to work on drug ASPs to enhance data for real trials and encourage and remind patients to take all their prescriptions on a timely and complete basis. This important data, on an ever-increasing number of patients for that particular drug or course of treatment, is of great value.

Consumers will be able to access the Company's Internet medical site, www.medicocenter.com, and receive an individualized assessment based on their current health level and a nutritional plan designed to enhance the quality of their life and well being in the future. If, for example, a consumer has concerns about the onset or worsening of high blood pressure, he or she can engage in an interactive dialogue with the ASP to establish signposts to gauge the extent of the problem in conjunction with their physician. Following this, a detailed list of preventive measures and chronic treatment support will be provided to allow the consumer alternative choices as to a course of action best suited to their life situation.

PRODUCT DIFFERENTIATION

The methodology of empowering the consumer, vis-a-vis their own health needs, broadens the overall health sector knowledge base and allows for intelligent, well thought out courses of action by the consumer when dealing with their professional health provider. Each of the applications is uniquely tailored to the particular needs of that consumer and their areas of concern.

Our on-line medical services will be interactive, a dialogue between the consumer and the applications. Our goal is to position us so that, in the e-healthcare sector, our services are always perceived as being a rich and diverse source of information in a user friendly, interactive, individualized format. The clarity and consistency of that message will be monitored on an ongoing basis so that it meshes seamlessly with the changing needs and concerns of the consumer pool.

There are over 15,000 health-based internet sites as reported by Business 2.0 magazine, in its March 1999 edition. Almost all of these are what Jupiter Communications dubbed "informational" i.e., they are one-way content providers and serve essentially the function of being an electronic medical encyclopedia. A few are transactional such as on-line pharmacies. The e-healthcare industry is adopting new business models and we believe that these new trends will provide significant investment opportunities.

According to Forrester Research, the ASP market is expected to grow to more than $21 billion in 2001. Forrester defines an application server as a software server product that supports individual users with an integrated group of computer capabilities. (June 2000). The message from the aforementioned report was that, consumers are seeking alternative choices

The ASP system works as a communication program, which accumulate data for individuals through a question and answer interface, much like mimicking the Patient/Doctor interaction.

The ASP then accesses our inference engine, a knowledge database that is able, using an artificial intelligence, to tie together diverse groups of facts, which will generate a report to the consumer. We are a proprietary Application Service Provider in the Business to Consumer, otherwise known as the "B-2-C," segment. Currently we find our product to be unique in this segment of consumer e-healthcare.

One of the large players in e-healthcare, e-MedSoft.com, describes themselves as providing management systems for health care companies. That system allows professionals (not the average consumer), in different locations, to access health care data from anywhere with an Internet hook-up. The Trizetto Group is also in the Business-to-Business segment. Neither of these companies addresses the final consumer, the segment that we will be servicing.

The major limiting factor in this industry is that, at present, the aforementioned companies' solutions are too expensive for the average consumer. Our applications hope to remedy this situation. Although e-Medsoft.com, Trizetto and others may evolve to deal with consumers, we that will take place only in the future as they are now engaged in putting new web sites onto their existing systems as opposed to new systems designed specifically for the new consumer trends. Significant corporate settlement of healthcare costs may be available to our Medicocenter web site to link our consumers with professional organizations i.e. Insurance company payments etc. that pay for health expenditures. This should be a mutually beneficial arrangement as the insurance company will have better educated customers making more intelligent wellness choices. SWORD gains by having a solid fee base.

MARKETING AND SALES

The business model we developed takes into account a number of features of the new consumer empowerment for healthcare:

A recent American Medical Association survey that shows fewer than 40 percent of doctor's use the Web as part of their practice contrasts with the fact that more than 100 million consumers are looking to the Internet for health information. Health Information on-line is a huge and growing segment of the Healthcare industry, whose sales are predicted to rise to $10 billion by the year 2004. In the same release (Jupiter Communications Inc. January 2000) reported that 45% of on-line consumers access the Internet for health information.

We believe that the consumer "dependency" on the medical system is shifting to a self-directed model as healthcare budgets and patient tolerance erodes. The article entitled Patients, Heal Thyselves by Lindsey Arent (May. 20, 1999) states "If the researchers at the Center for Future Health have their way, your yearly checkup could be a thing of the past." We believe our ASP will be part of this gradual change of the healthcare consumer's attitude.

PROPERTIES

Our facilities are located in approximately 800 square feet of leased office space in Montreal,

Canada. Our lease expires on June 30, 2005, and provides for an annual rental of US$ $18,000. We have only negligible costs relating to environmental compliance laws.

LEGAL PROCEEDINGS

We are not involved in any material legal proceedings

MANAGEMENT

Contracts for officers and employees, are being reviewed by legal counsel and have not yet been signed.

At the current time the following five officers are its only employees:

MR. ANTHONY IERFINO, President and CEO, devotes 4 1/2 days a week to SWORD Comp-Soft Corp. He is involved in all technical aspects of the business as well as overall strategic and financial planning. He devotes one day a week to his other company, Payment Central. There are no conflicts of interest that have arisen between SWORD and his other company.

MR. LEONARD STELLA, Chief Operating Officer, devotes 1 1/2 days a week to the Company. He is involved with financial planning and oversight as well as contributing to overall strategy. As he is also the Chief Operating Officer of our parent corporation, Millenia Hope Inc., conflicts of interest do not arise.

DR. CHRISTOS TSOUKAS, devotes a total of 1 day a week to the company. His medical expertise is applied to our ASP's both in the reviewing of and adding to our health care database. To date, no conflicts of interest have arisen between Dr. Tsoukas' work for SWORD and his job at the McGill AIDS Center.

DR. RAAFAT SAADE, devotes 3 1/2 days a week to SWORD. He is responsible for the coordination and collation of data and information in order to get the ASP's onto the Internet. As SWORD has recently taken up more of his working time, he has cut back, on his other work and lectures, to accommodate this.

MR. ABDULMAJID SHARIF, works 4 days a week for SWORD. His expertise is in the physical running of all our computer networks, both software and hardware. He, together with Dr. Saade and Mr. Ierfino, is responsible for bringing a quality product to the consumer. Mr. Sharif's other consulting work is not an impediment to nor is it in the same area as the SWORD work.


Although the aforementioned five officers, to a greater or lesser extent, do not work full time for SWORD; each one devotes an adequate amount of time to accomplish his role in the corporate structure. Whenever it is necessary, each of these officers puts in work time over and above their regularly scheduled workday.

OFFICERS AND DIRECTORS

  Name                               Age      Title
  ----                               ---      -----
  Anthony Ierfino                    25       President & CEO, Director
  Leonard Stella                     39       Chief Operating Officer,
                                              Director
  Dr. Christos Tsoukas, C.M.,M.D.,   52       Vice-President - Scientific
  F.R.C.P., F.A.C.P                           Research and Development
  Abdulmajid Sharif                  25       Chief Technical Officer,
  Director
  Dr. Raafat G. Saade                36       Vice-President - Data Information,
                                              Director

MR. ANTHONY IERFINO, PRESIDENT/CEO - DIRECTOR

Mr. Ierfino received his Bachelor of Arts degree in Computer Science from Concordia University in 1996. In 1998 he received his Microsoft certificate as a systems Engineer. Mr. Ierfino combines expert knowledge in both Internet servers and Networks. He is highly accomplished in hardware installations, routing, set-up, support, etc. of the above. That being said, his main expertise is in the Security field for both networks and the Internet. He has served as the head of Network Administration for Bell Sygma International, 1997-2000, as well as administration of over 140 Internet Web sites for Mila Consultants, 1996-1997. He also heads his own firm, Payment Central Inc that specializes in security and authorization of both credit card payment and wire transfers via voice recognition.

MR. LEONARD STELLA, COO - DIRECTOR

Mr. Stella has a Bachelor of Arts from McGill University, and received his Graduate Diploma in Hospital Administration from Concordia University. From 1984-1985 he was the assistant administrator of the Mt. Sinai Hospital. In 1986 Mr. Stella founded and operated a residential and commercial property developer, Dominion Certified Development. In 1991, he founded Trans-Immobilia, a residential property company that he continues to run to date. In 1998 he was one of the founding partners and has the position of Chief Operating Officer of Millenia Hope Inc., a Delaware company, specializing in the biotechnology field, that is publicly traded on the NASD's OTC Bulletin Board. To Sword, he brings his administration and management skills and expertise in working for public companies, and with venture capitalists and public relations firms.

DR. CHRISTOS TSOUKAS, VICE PRESIDENT OF RESEARCH AND DEVELOPMENT

Dr. Tsoukas received his Bachelor of Science degree from McGill University and his Medical degree from the University of Athens in 1975. In 1982 he was granted a specialization in Immunology from McGill University. Since 1982 he has been a full professor at McGill University. Since 1990, he has been the Associate Director of the McGill AIDS Center. Dr. Tsoukas is considered a leader in the development of clinical trials on AIDS as well as being one of the founders of the HIV treatment unit at the Montreal General Hospital. Also involved with the World Hemophilia Federation, he has been the guest speaker at many international symposia and is the author of many learned publications.

DR. RAAFAT G. SAADE - VICE PRESIDENT - DATA & INFORMATION - DIRECTOR

Dr. Saade received his Bachelor of Engineering from Concordia University in 1987. This was followed by his Master's in 1990 and his Ph.D. in Engineering in 1995, all from the same Institution. Dr Saade has broad expertise in computer modeling, expert systems and interactive programming, with emphasis on the fields of health and nutrition. Dr. Saade has worked on a wide variety of projects for several corporations and Universities from 1988 to the present. These included simulation models for various corporations between 1990-1993, interactive computer aided learning system for McGill University from 1995-1996 and, more recently, the development of intelligent systems for data interpretation for Aymss Medical Systems in 1997-1998 and a medical decision support system for the Internet for Global Netcare (NASDAQ: OTC BB -GBCR) during 1998 and 1999. In 1999-2000 he was involved with a joint project with Harvard University to develop a risk assessment program for osteoporosis. Dr. Saade has published over 60 reports, projects and referred papers and continues to lecture to Industry and Universities.

MR. ABDULMAJID SHARIF, CTO (CHIEF TECHNICAL OFFICER)

Mr. Sharif received his Bachelor of Science with honors in Physics and Mathematics from McGill University in 1997. Mr. Sharif has extensive and in-depth knowledge in both the software and hardware areas. He has served as the technology advisor to McGill University; Faculty of Science Computer Taskforce from 1997-1999 as well as the Faculty of Arts Computer Networking from 1997-1999. In 1999 he received his Microsoft certificate as a Systems Engineer and as a professional and Internet expert. Since 1995, Mr. Sharif has worked in various faculties and projects for McGill University. He is an expert in Internet technologies: World Wide Web, FTP, Internet Groupware with a highly specialized expertise in Internet Security. As well, Mr. Sharif has extensive knowledge in the field of networking and the integration of heterogeneous networks.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Neither our By-Laws nor our Certificate of Incorporation currently provides indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

COMPENSATION OF DIRECTORS

Directors do not receive any compensation for services as members of the board of directors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 30, 2000, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

     o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

     o    each of our officers and directors and

     o    all of our officers and directors as a group.

Each stockholder's address is c/o Sword Comp-Soft Inc., 4055 St. Catherine Street West, Suite 133, Montreal, Quebec, CANADA, H3Z 3J8

                                   Number Of
                                 Shares Owned
Name                             Beneficially                     % of Total
----                             ------------                     ----------
Millenia Hope, Inc.              35,700,000                          76.4%
Anthony Ierfino (1)                 120,000                              *
Leonard Stella (2)                  120,000                              *
Abdulmajid Sharif (3)               120,000                              *
Christos Tsoukas (4)                120,000                              *
Raafat Saade (5)                    120,000                              *

All Officers and Directors          600,000                         0.0127
as a Group (5 persons)

* less than 1%

(1)  President and CEO - Director
(2)  Chief Operating Officer - Director
(3)  Chief Technical Officer_ Director
(4)  Vice President - Research and Development
(5)  Vice President - Data & Information - Director

EXECUTIVE COMPENSATION

From our inception on November 2, 1998, through the period ended November 30, 2000, no compensation was paid to any of our executive officers.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our by-laws nor our certificate of incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            DESCRIPTION OF SECURITIES

AUTHORIZED AND OUTSTANDING STOCK

Our authorized capital stock consists of 70,000,000 shares of common stock, $0.0001 par value. As of November 30, 2000 there were 46,700,000 shares outstanding, which were held by 193 stockholders of record.

COMMON STOCK

Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote.

Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

TRANSFER AGENT AND REGISTRAR

The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

DIVIDEND POLICY

Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future .

SHARES AVAILABLE FOR FUTURE SALE

On the date of this prospectus, all 25,500,000 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. An additional 33,700,000 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three-month period.

                              PLAN OF DISTRIBUTION


The Company hereby offers up to 12,500,000 shares of its Common Stock on - a best efforts basis at a price of $4.00 per share. Research as to the IPO prices of other similarly positioned Internet start ups yielded a price range of $4 - $8 per share. Management felt that it was fair and reasonable to set a $4 price purchase (at the lower end of the range) for this offer. The $4.00 per share price was not based on our financial performance, nor on the value at which it might trade after the offering.

All funds raised during this offering which will extend for ninety days from the date hereof (unless extended by the Company for up to an additional thirty days) will be available to the Company immediately upon receipt. The Company may enter into arrangements with registered broker/dealers to help sell these shares in which case the Company will be required to pay commissions, and / or it may sell shares directly via its directors, with the exception of Mr. Anthony Ierfino, under rule 3a4-1 of the Exchange Act. The Company currently has no understandings or arrangements with anybody to act as selling agent and will have its directors, besides Mr. Ierfino, sell SWORD shares directly until such time as it enters into an arrangement with an outside party to sell those shares. At the same time SWORD is selling its shares, under a best efforts offering, selling shareholders may be selling their shares. The prices that selling shareholders sell their shares at may be lower than the prices of the shares sold by the Company.


The Directors of SWORD, who, might sell offered shares on behalf of the Company, have all verbally agreed not to sell any of their personal shares until 60 days after the close of the share offering by the Company. Our directors are keenly aware that raising corporate funds, at such an important juncture in the Company's history, is of the utmost importance and will impact greatly on how well and in how long the Company will grow and thrive. Corporate performance, in the long run, will be more valuable to the directors then the ability to sell off some of their current stockholdings. In fact, this should lead to their stockholdings having greater market value then before. As such, there will not arise any conflicts of interest vis a vis selling the Company's offering.

The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              SELLING STOCKHOLDERS

We are registering 13 million shares of common stock purchased by investors in our 2000 private placement offerings. This represents all the stockholder's shares outstanding with the exception of 33 million shares held by Millenia Hope Inc., its parent corporation, and representing 27.8% of all the issued shares to date.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in November 2000.

These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.


                               Shares Beneficially
                                      Owned

                                                Before                    After
  Name of Selling Security Holder              Offering    Offering     Offering
--------------------------------------------------------------------------------

139472                   Canada Inc.              1,000       1,000            0
--------------------------------------------------------------------------------
155707                   Canada Inc.                500         500            0
9033-0176                Quebec Inc.            745,000     745,000            0
9089-6929                Quebec Inc             360,000     360,000            0
Albano                   Francesca              130,000     130,000            0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Allen                    Anna                    40,000      40,000            0
Anny Sardno              M.J.                       500         500            0
Arcuri                   Leonardo               250,000     250,000            0
Arcuri                   Antonio                200,000     200,000            0
Arcuri                   Dominico               200,000     200,000            0
Armenta                  Ruben                   10,000      10,000            0
Astute                   Holdings             1,089,000   1,089,000            0
Auclair                  Claude                     500         500            0
Avgoulas                 Christos                 7,000       7,000            0
Axmit                    John                       500         500            0
Ballarano                Bruno                      500         500            0
Barry                    Lyne                       500         500            0
Bastien                  Julie                      500         500            0
Bastien                  Martine                    500         500            0
Bastien                  Jean                       500         500            0
Bastien                  Karine                     500         500            0
Beaulieu                 Andre                      500         500            0
Beausoleil               Jacqueline               1,000       1,000            0
Bedrossian               Michel                  15,000      15,000            0
Bedrossian               Raffi                   50,000      50,000            0
Belisle                  Jean Paul                  500         500            0
Benedict                 Ines                     5,000       5,000            0
Benson                   George                     500         500            0
Bitton                   Rafael                  80,000      80,000            0
Blass                    Cliff                   20,000      20,000            0
Borduas                  Laurette                   500         500            0
Bouvin                   Raoul                      500         500            0
Boyer                    Alain                      500         500            0
Breton                   Ian                     10,000      10,000            0
Cardinal                 Christian                1,000       1,000            0
Caruso                   Joe                        500         500            0
Castiglione              Giuseppe               181,200     181,200            0
Catalina                 Sofia                    9,400       9,400            0
Cella                    Myriam                 100,000     100,000            0
Chapdelaine              Joel                     1,500       1,500            0
Chapdelaine              Michel                   1,000       1,000            0
Charron                  Langis                     500         500            0
Chicoine                 Denis                      500         500            0
Chicoine                 Jules                      500         500            0
Choiniere                Perry                  100,000     100,000            0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cimpan                   Valentin                 5,000       5,000            0
Codmar                   Rodney                     500         500            0
Comptois                 Denise                   1,000       1,000            0
Comptois                 Yves                       500         500            0
Corbeil                  Chantal                    500         500            0
Cormier                  Suzanne                    500         500            0
Corp.                    Sartor                 250,000     250,000            0
Corriveau                Andre                      500         500            0
Cote                     Claude                   1,000       1,000            0
Cournoyer                Sylvain                  1,500       1,500            0
Courtois                 Robert                   1,000       1,000            0
Cristofaro               Dean                    60,000      60,000            0
Cyr                      Yves                     1,000       1,000            0
Dallaire                 Bernard                    500         500            0
De Angelis               Dominico                25,000      25,000            0
Del Bello                Nino                    50,000      50,000            0
Delisle                  Manon                    1,000       1,000            0
Delnegro                 Ivano                   40,000      40,000            0
DeLorme                  Bruno                      500         500            0
Delrivo                  Burt                     1,000       1,000            0
Delrivo                  Gloria                   1,000       1,000            0
Di Brewen                Kenneth                  1,000       1,000            0
DiCesare                 Maria                   14,440      14,440            0
DM                       Investments            250,000     250,000            0
Dubuc                    Fanny                    1,000       1,000            0
Dumont                   Marc                    20,000      20,000            0
Ercoli                   Giuliano                   500         500            0
Favero                   Silvana                 10,000      10,000            0
Fengos                   Spiros                 100,000     100,000            0
Fillion                  Collette                   500         500            0
Florov                   Georgia                  8,000       8,000            0
Fregault                 Francois                   500         500            0
Fronteira                Patricia                 4,000       4,000            0
Fusco                    Maria                    1,000       1,000            0
Gagne                    Michel                     500         500            0
Gagnon                   Georges                    500         500            0
Gagnon                   Georges                    500         500            0
Gammieno                 Josie                   10,000      10,000            0
Ghakis                   Mike                    40,000      40,000            0
Gioffre                  Rosario                 70,000      70,000            0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Godette                  Lucie                      500         500            0
Godette                  Stephanie                1,000       1,000            0
Godette                  Constance                  500         500            0
Goncalves                Mario                    1,500       1,500            0
Gonier                   Gilles                   5,000       5,000            0
Goyet                    Jacques                    500         500            0
Granata                  Estere                  20,000      20,000            0
Grecco                   Louis                   25,000      25,000            0
Grimard                  Andre                    1,000       1,000            0
Guitard                  Raymond                  1,000       1,000            0
Holdings                 Somli                  250,000     250,000            0
Ierfino (1)              Anthony                120,000     120,000            0
International            PSI                    150,000     150,000            0
International            Global Investments   1,089,000   1,089,000            0
Investissements MPS Inc. Les                        500         500            0
Investments              Dess                    40,000      40,000            0
Kops                     Yehuda                 390,000     390,000            0
Lafrancois               Michele                  1,500       1,500            0
Lalonde                  Liette                   1,000       1,000            0
Lamaroux                 Danny                   20,000      20,000            0
Lambert                  Yvon                       500         500            0
Lapierre                 Renee                      500         500            0
Larochelle               Sebastien                  500         500            0
Larochelle               Denise                     500         500            0
Lavalee                  Gilles                     500         500            0
Layne                    Charles                 20,000      20,000            0
Leclerc                  Jean Pierre                500         500            0
Leclerc                  Jacques                  1,500       1,500            0
Legault                  Suzanne                  1,500       1,500            0
Levesque                 Yvan                       500         500            0
Lo Russo                 Gabriel                  1,000       1,000            0
Magri                    Ignazio                 40,000      40,000            0
Magri                    Giuseppe                 8,000       8,000            0
Marcovecchio             Patrick                 60,000      60,000            0
Martorana Magri          Giovanna                 8,000       8,000            0
Methot                   Luc                        500         500            0
Mgt Consultant Inc.      Dichro                     500         500            0
Millenia                 Hope Inc  (6)       35,700,000   2,000,000   33,700,000
Mocella                  Roberto                  1,000       1,000            0
Montreal                 Marine Cleaners          1,500       1,500            0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Morel                    Dr.Rene                150,000     150,000            0
Nault                    Pierre                   1,500       1,500            0
Nestar                   Trading Inc.         1,089,000   1,089,000            0
Nikolakopoulos           Linda                    4,000       4,000            0
Nordam                   Services Ltd.          600,000     600,000            0
Panbrun                  Richard                    500         500            0
Pangalo                  Rea                      3,000       3,000            0
Patenaude                Armand                     500         500            0
Pauze                    Francine                 1,000       1,000            0
Pecorilli                Guglielmo               48,000      48,000            0
Peloquin                 Paul                       500         500            0
Petrantonio              Antonio                 10,000      10,000            0
Piccolo                  Rocco                  100,000     100,000            0
Picorelli                Patrick                 50,000      50,000            0
Picorelli                Robert                  80,000      80,000            0
Ponari                   Sylvia                  40,000      40,000            0
Pontbriand               Danielle                   500         500            0
Poulin                   Pierre                   1,000       1,000            0
Proulx                   Christiane                 500         500            0
Quantis                  Ltee                     1,000       1,000            0
Racicot                  Raynald                  1,500       1,500            0
Richard                  Maryse                   1,000       1,000            0
Riopel                   Nicole                   5,000       5,000            0
Roan                     Ted                     50,000      50,000            0
Rochon                   Francois                 1,000       1,000            0
Rossi                    Mike                    20,000      20,000            0
Rossi                    Silvio                     500         500            0
Roy                      Raymond                  1,000       1,000            0
Roy                      Raymond                 25,000      25,000            0
Saade (5)                Raffat                 120,000     120,000            0
Salerno                  Cosmo                  100,000     100,000            0
Salerno                  Dominique               10,000      10,000            0
Sansregret               Marc                       500         500            0
Sardano                  Jose                    25,000      25,000            0
Sardano                  Eric                     1,500       1,500            0
Savoca                   Roberto                 40,000      40,000            0
Sawyer                   Micheline                  500         500            0
Sevigny                  Michel                   1,000       1,000            0
Shaar                    Julia                      500         500            0
Sharif (3)               Abdulmajid             120,000     120,000            0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Simoneau                 Jovette                 25,000      25,000            0
Skafidas                 Nicholas                 4,000       4,000            0
Solomita                 Michael                100,000     100,000            0
Solomita                 Daniel                  50,000      50,000            0
Solomita                 Vincent                100,000     100,000            0
Solomita                 Joseph                  20,000      20,000            0
Stella                   Gaspar                  25,000      25,000            0
Stella                   Joanna                  25,000      25,000            0
Stella                   Bianca                  25,000      25,000            0
Stella (2)               Leonard                120,000     120,000            0
St-Onge                  Celine                   1,000       1,000            0
St-Onge                  Martin                     500         500            0
Sylvestre                Gerald                     500         500            0
T.Bugsy                  Joel                     7,500       7,500            0
Thellen                  Jean                     1,500       1,500            0
Tsaroukas                Valerie                  1,000       1,000            0
Tsoukas                  George                 250,000     250,000            0
Tsoukas (4)              Christos               120,000     120,000            0
Vecchiarino              Antonio                 15,000      15,000            0
Villeneuve               Silvio                  25,000      25,000            0
Villeneuve               Marcel                  25,000      25,000            0
Villeneuve               Jean Pierre             25,000      25,000            0
Villeneuve               Francine                25,000      25,000            0
Villeneuve               Claude                 401,500     401,500            0
Vita                     Filippo                    500         500            0
Vitorino                 Luis                       500         500            0
Volpe                    Mario                   25,000      25,000            0
Yadman                   Mohsen                  20,000      20,000            0
--------------------------------------------------------------------------------

----------

(1)  Our President, CEO and a Director
(2)  Our COO and a Director
(3)  Our CTO and a Director
(4)  Our VP of Research and Development
(5)  Our VP of Data Information and a Director
(6)  Our Parent Corporation

                                  LEGAL MATTERS

Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

                                     EXPERTS

Our audited financial statements as of April 30,2000 and for the fiscal year then ended are included in this prospectus in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, and upon the authority of said person as an expert in accounting and auditing.

                              AVAILABLE INFORMATION

Commencing on the date of this prospectus, we will be subject to the information Requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices at the following addresses:

     o    7 World Trade Center, 13th Floor, New York, New York 10048; and

     o    500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

================================================================================
YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION THAT WE REFER YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION THAT IS DIFFERENT. YOU SHOULD NOTE THAT EVEN THOUGH YOU RECEIVED A COPY OF THIS PROSPECTUS, THERE MAY HAVE BEEN CHANGES IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED

 TABLE OF CONTENTS                     PAGE

 Risk Factors                            3
 Special Note Regarding
    Forward-Looking Statements           8
 Summary Historical Financial
    Information                          9
 Plan of Operations                      9
 Use of Proceeds                        13
 Business                               14
 Management                             27
 Security Ownership of Certain
    Beneficial Owners and Management    29
 Executive Compensation                 30
 Certain Relationships
    and Related Transactions            30
 Disclosure of Commission Position
    on Indemnification for Securities
    Act Liability                       31
 Description of Securities              26
 Plan of Distribution                   33
 Selling Stockholders                   33
 Legal Matters                          47
 Experts                                47
 Available Information                  47
 Index to Financial Statements

================================================================================


================================================================================


                        25,500,000 SHARES OF COMMON STOCK




                              SWORD COMP-SOFT CORP.


                                   ----------
                                   PROSPECTUS
                                   ----------




                                 February , 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee...........              $ 30,600
Accountants' Fees................................              $ 15,000
Legal Fees.......................................              $ 20,000

Company's Administrative Expenses................              $ 30,000
Printing and engraving...........................              $ 10,000
Miscellaneous....................................              $  1,917

                                                 Total         $107,517
                                                               ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Neither our By-Laws nor our Certificate of Incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


In March/April 2000 Registrant sold 11,000,000 common shares at a price of $0.025 under the exemption from registration under Regulation D, Rule 504 for U.S. persons and Regulation S for non-U.S. persons.

In May 2000 Registrant exchanged 35,700,000 common shares with, Millenia Hope Inc. in a non-public transaction pursuant to the exemption contained in section 4(2). In return it received 5,000,000 common shares of Millenia Hope Inc. valued at $0.0036 per share and 5,000,000 warrants entitling them to purchase one common share per one warrant for $2 up to May 29, 2003.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     3.1   Certificate of Incorporation, as amended
     3.2   By-Laws
     4.1   Specimen Common Stock Certificate
     5     Opinion of Heller, Horowitz & Feit, P.C.
     10.1  Lease Agreement
     23.1  Consent of Heller, Horowitz & Feit, P.C.
           (included in the Opinion filed as Exhibit 5)
     23.2  Consent of Mark Cohen, C.P.A.
     27    Financial data schedule, as amended

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (iv) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the 12 day of February, 2001.


                                       SWORD COMP-SOFT INC.

                                       By:
                                            -----------------------------------
                                            Anthony  Ierfino, President and CEO

     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

     SIGNATURE                    TITLE                   DATE

     --------------------------
     Anthony Ierfino              President, Chief             February 12, 2001
                                  Executive Officer, Director



     --------------------------
     Leonard B. Stella            Chief Operating Officer,     February 12, 2001
                                  Director
                                  (principal financial and accounting officer)



     --------------------------
     Abdulmajid Sharif            Chief Technical Officer,     February 12, 2001
                                  Director


     --------------------------   Vice President               February 12, 2001
     Dr. Raafat G. Saade          Data Information

                                Mark Cohen C.P.A.
                           1772 East Trafalgar Circle
                               Hollywood, Fl 33020
                                (954) 922 - 6042
--------------------------------------------------------------------------------


                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Sword Comp-Soft Corp.


We have audited the accompanying balance sheet of Sword Comp-Soft Corp. (a company in the development stage) as of April 30, 2000 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the period October 2, 1998 (inception) to April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sword Comp-Soft Corp. at April 30, 2000, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has experienced an operating loss that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Mark Cohen

Mark Cohen C.P.A.
A Sole Proprietor Firm


Hollywood, Florida
July 15, 2000

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                  BALANCE SHEET
                                AT APRIL 30, 2000


                                     Assets

Current Assets
     Cash and cash equivalents                                        $ 151,660
     Total current assets                                               151,660
Property and equipment, net                                              15,000

       Total assets                                                     166,660
                                                                      =========

                       Liabilites and Shareholder's Equity

Current Liabilities
     Accounts payable                                                      --
     Accounts payable and accrued liabilities                             6,853

       Total current liabilities                                          6,853

 Shareholder's Equity
     Common Stock, $.0001 par value; authorized 70,000,000 shares;        1,100
          issued and outstanding - 11,000,000 in 2000
     Paid in Capital                                                    273,901
     Share Subscription Receivable                                     (103,739)
     Deficit accumulated during the development stage                   (11,454)

       Total Shareholder's Equity                                       159,807

        Total liabilities and shareholder's equity                    $ 166,660


Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an integral part of this financial statement.

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                               STATEMENT OF INCOME
            FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000


                                                                   Period Ended
                                                                  April 30, 2000
                                                                  --------------

Operating Expenses:
       Selling, general and administrative expenses                $     11,454

Net Loss                                                           $    (11,454)
                                                                   ============

Basic weighted average common shares outstanding                     11,000,000
                                                                   ============

Basic Loss per common share                                        $    (0.0010)
                                                                   ============


Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an equal part of this financial statement.

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        STATEMENT OF SHAREHOLDERS' EQUITY
            FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000


                                                                                  Accumulated
                    Common Stock                                  Receivables    Deficit during       Total
----------------------------------------------     Paid in          Shares        Development      Shareholder's
    Shares          Par Value       Amount         Capital        Subscription       Stage            Equity
----------------  --------------  ------------  --------------  -------------------------------  ---------------
             --            $ --          $ --            $ --             $ --            $ --             $ --


     10,400,000          0.0001         1,040         258,961         (103,739)             --          156,262


        600,000          0.0001            60          14,940               --              --           15,000


                                                                                       (11,454)         (11,454)
----------------  --------------  ------------  --------------  ---------------  --------------  ---------------
     11,000,000         $ 0.001       $ 1,100       $ 273,901       $ (103,739)      $ (11,454)       $ 159,807
================  ==============  ============  ==============  ===============  ==============  ===============

Read the accompanying summary of significant policies and notes to financial statement, both of which are an integral part of this financial statement.

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
            FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                  $ (11,454)
Adjustments to reconcile net income (loss) to net cash                    --
 used in operating activities:
Changes in Operating assets and liabilities:
              Accounts Payable and Accrued Liabilities                 6,853
                                                                   ---------

Net cash provided by/(used in) operating activities                   (4,602)


CASH FLOWS FROM INVESTING ACTIVITIES:

Net cash provided by/(used in) investing activities                       --

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Sales of common stock                                              156,262
                                                                   ---------

Net cash provided by/(used in) financing activities                  156,262
                                                                   ---------

Net increase (decrease) in cash and cash equivalents                 151,660
Cash and cash equivalents, beginning of period                            --
                                                                   ---------

Cash and cash equivalents, end of period                           $ 151,660
                                                                   =========


Read the accompanying summary of significant accounting policies and notes to financial statement, both of which are an integral part of this financial statement.

                              SWORD COMP-SOFT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
            FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

     Sword Comp-Soft Corp. (the "Company") was organized on November 02, 1998. The company is an Application Service Provider in the E-Health sector providing on-line interactive health services through the internet.

Sword Comp-Soft Corp. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of Financial Instruments

     The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued expenses and other liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

Earnings Per Share of Common Stock

     Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

                              SWORD COMP-SOFT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
            FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000


NOTE 3 - PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:

Computer Equipment ............................................   $ 15,000
(Acquired from related party and recorded at
predecessor basis) ............................................     15,000
Less:  Accumulated depreciation ...............................         --
    Property and equipment, net ...............................   $ 15,000

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                    Years
                                                                    -----

Computer Equipment .................................................. 7

NOTE 4 - COMMITMENTS AND CONTIGENCIES

Dedicated internet access

     The company has entered into an agreement with UUNET Canada, Inc. for dedicated access to the commercial internet. The agreement is for twelve months starting March 01, 2000 and expiring on February 28, 2001. The monthly amount is $1,395 CAD plus applicable taxes.

Office Rent

     The company has entered into an lease agreement with 9033-0176 Quebec Inc. for office space. The term of the lease begins on May 01, 2000 and terminates on June 30, 2005, with an option to renew for an additional five years. The annual rent amount is $18,000.

NOTE 5 - GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The company reported a net loss of $11,454 for the year ended April 30, 2000. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $4,602 from inception. To date, this has been financed principally through the sale of common stock ($151,660). Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new expansive areas in on-line healthcare sector. Management anticipates that additional investments will be needed to develop an effective sales and marketing program before the organization will generate sufficient cash flow from operations to meet current operating expenses and overhead.

NOTE 6 - RELATED PARTY TRANSACTIONS

Equipment purchases from officers

     On April 30, 2000 the company purchased computer equipment from its officers. The amount of the purchase was $15,000. On April 30, 2000, the company issued 600,000 shares of common stock in settlement of the purchase. The computer equipment was capitalized at predecessor cost for an amount of $15,000.

                              SWORD COMP-SOFT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
            FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000


NOTE 7 - STOCKHOLDER'S EQUITY

     On April 30,2000, the company in accordance with its private placement offering exempt from registration requirements under section 4(2) of the Securities Act of 1933 issued 10,400,000 of common shares. The shares have been issued and a receivable has been reflected in the equity section for those shares which payment had not been received as of April 30, 2000.

     On April 30, 2000, the company issued 600,000 shares to officers of the company in settlement of computer equipment purchases. The computer equipment was capitalized at predecessor cost for an amount of $15,000.

NOTE 8 - INCOME TAXES

     The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

NOTE 9 - SUBSEQUENT EVENTS

     On March 14, 2000 the company agreed to issue 35,700,000 shares, approximately fifty one percent of the authorized shares, of common stock to Millenia Hope, Inc., a biopharmaceutical corporation. On May 29, 2000 the company issued 35,700,000 shares of common stock to Millenia Hope, Inc. in exchange for 5 million shares of common stock of Millenia Hope, Inc. and 5 million warrants, each warrant entitling the company to purchase one common share at a price of two dollars per share until November 30, 2004.

     In May and June 2000, the company collected the entire share subscription receivable (see Note 7) of $103,739.

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                  BALANCE SHEET
                                NOVEMBER 30, 2000


                                     ASSETS

Current Assets
    Cash                                                              $  18,340
    Receivables, net                                                    129,859
                                                                      ---------
      Total current assets                                              148,199
Property and equipment, net                                              61,790
Investment in Parent                                                    129,478
                                                                      ---------
      TOTAL ASSETS                                                      339,467
                                                                      =========


                      LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities

    Accounts payable and accrued liabilities                              4,850
                                                                      ---------
      Total current liabilities                                           4,850

 Shareholder's Equity
    Common Stock, $.0001 par value; authorized                            4,670
      70,000,000 shares; issued and outstanding 46,700,000
    Paid in Capital                                                     399,809
    Deficit accumulated during the development stage                    (69,862)
                                                                      ---------
      Total Shareholder's Equity                                        334,617

       TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                     $ 339,467
                                                                      =========

        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF OPERATIONS
                  FOR THE SEVEN MONTHS ENDED NOVEMBER 30, 2000
          FROM INCEPTION (NOVEMBER 02, 1998) THROUGH NOVEMBER 30, 2000


                                                            Seven months                              From inception
                                                               ended              Year ended        (November 02, 1999)
                                                         November 30, 2000      April 30, 2000    through November 30, 2000
                                                         ------------------------------------------------------------------
                                                             (Unaudited)                                 (Unaudited)
Revenues:                                                   $    278,254          $         --          $    278,254

Operating Expenses:
       Rent                                                       19,496                    --                19,496
       Consulting                                                196,959                    --               196,959
       Depreciation                                                8,367                    --                 8,367
       Selling, general and administrative expenses              111,840                11,454               123,294
                                                            ------------          ------------          ------------
Total Operating Expenses                                         336,662                11,454               348,116
                                                            ------------          ------------          ------------
Net Loss                                                         (58,408)              (11,454)              (69,862)
                                                            ============          ============          ============

Basic weighted average common shares outstanding              42,056,097            11,000,000            38,350,806
                                                            ============          ============          ============

Basic Loss per common share                                 $    (0.0014)         $    (0.0010)         $    (0.0018)
                                                            ============          ============          ============

        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       STATEMENT OF SHAREHOLDERS' DEFICIT
          FROM INCEPTION (NOVEMBER 02, 1998) THROUGH NOVEMBER 30, 2000



                                                       Common Stock                                        Receivables
                                                 --------------------------                    Paid in        Shares
                                                    Shares       Par Value        Amount       Capital     Subscription
                                                 -----------    -----------    -----------   -----------   -----------
Balance, beginning:  November 02, 1998 .......           --     $        --    $        --   $        --   $        --

April 30, 2000
  Sale of common stock .......................    10,400,000           0.00          1,040       258,961      (103,739)

April 30, 2000
  Issuance of stock in settlement
  of equipment purchase ......................       600,000           0.00             60        14,940            --

Net loss year ended April 30, 2000 ...........
                                                 -----------    -----------    -----------   -----------   -----------

Balance at April 30, 2000 ....................    11,000,000           0.00          1,100       273,901      (103,739)

May 29, 2000
  Issuance of shares in exchange
  for 5,000,000 shares of
  Millenia Hope, Inc. (unaudited) ............    35,700,000           0.00          3,570       125,908

May 31, 2000 collection of
  subscription receivable (Unaudited) ........                                                                  20,408

June 30, 2000 collection of subscription
  receivable (Unaudited) .....................                                                                  83,331

Net loss year - seven months ended ...........
  November 30, 2000 (unaudited)
                                                 -----------    -----------    -----------   -----------   -----------

Balance, ending:  November 30, 2000
  (unaudited) ................................    46,700,000    $      0.00    $     4,670   $   399,809   $        --
                                                 ===========    ===========    ===========   ===========   ===========

                                                     Deficit
                                                      during          Total
                                                    Development   Shareholder's
                                                       Stage          Equity
                                                    -----------    -----------
Balance, beginning:  November 02, 1998 .......      $        --    $        --

April 30, 2000
  Sale of common stock .......................               --        156,262

April 30, 2000
  Issuance of stock in settlement
  of equipment purchase ......................               --         15,000

Net loss year ended April 30, 2000 ...........          (11,454)       (11,454)
                                                    -----------    -----------

Balance at April 30, 2000 ....................          (11,454)       159,808

May 29, 2000
  Issuance of shares in exchange
  for 5,000,000 shares of
  Millenia Hope, Inc. (unaudited) ............                         129,478

May 31, 2000 collection of
  subscription receivable (Unaudited) ........                          20,408

June 30, 2000 collection of subscription
  receivable (Unaudited) .....................                          83,331

Net loss year - seven months ended ...........          (58,408)       (58,408)
  November 30, 2000 (unaudited)
                                                    -----------    -----------

Balance, ending:  November 30, 2000
  (unaudited) ................................      $   (69,862)   $   334,617
                                                    ===========    ===========


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
          FROM INCEPTION (NOVEMBER 02, 1998) THROUGH NOVEMBER 30, 2000



                                                                                                        From inception
                                                                      Seven months                   (November 02, 1999)
                                                                         ended          Year ended          through
                                                                   November 30, 2000  April 30, 2000  November 30, 2000
                                                                   -----------------------------------------------------
                                                                      (Unaudited)                       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                    $    (58,408)    $    (11,454)    $    (69,862)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
            Depreciation                                                    8,367               --            8,367
Changes in Operating assets and liabilities:
            Receivables                                                  (129,859)              --         (129,859)
            Accounts Payable                                               (2,003)           6,853            4,850
                                                                     ------------     ------------     ------------

Net cash provided by/(used in) operating activities                      (181,903)          (4,602)        (186,505)


CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of Property and equipment                                        (55,156)              --          (55,156)
                                                                     ------------     ------------     ------------

Net cash provided by/(used in) investing activities                       (55,156)              --          (55,156)


CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Sales of common stock                                                   103,739          156,262          260,001
                                                                     ------------     ------------     ------------

Net cash provided by/(used in) financing activities                       103,739          156,262          260,001
                                                                     ------------     ------------     ------------


Net increase (decrease) in cash and cash equivalents                     (133,320)         151,660           18,340
Cash and cash equivalents, beginning of period                            151,660               --               --
                                                                     ------------     ------------     ------------

Cash and cash equivalents, end of period                             $     18,340     $    151,660     $     18,340
                                                                     ============     ============     ============


Supplemental Schedule of noncash investing and financing activities:

On April 30, 2000, the company issued 600,000 shares of                                     15,000           15,000
common stock in settlement of computer equipment purchased
from its officers.

        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement

                              SWORD COMP-SOFT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
          FROM INCEPTION (NOVEMBER 02, 1998) THROUGH NOVEMBER 30, 2000


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

     Sword Comp-Soft Corp. (the "Company") was organized on November 02, 1998. The Company is an Application Service Provider (ASP) in the E-Health sector providing on-line interactive health services through the Internet.

     Sword Comp-Soft Corp. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of Financial Instruments

     The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued expenses and other liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

Earnings Per Share of Common Stock

     Basic earnings (loss) per share are computed using the weighted-average number of common shares outstanding during the period. Options and warrants are not considered since considering such items would have an antidilutive effect.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

Interim Financial Statements

     The accompanying unaudited financial statements of Sword Comp-Soft Corp. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Article 10 of Regulation S-X. The financial statements reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown.

Revenue Recognition

     The Company's sources of revenue are fees charged for access to the Company's Application Software Program (ASP), advertising fees to pharmaceutical and healthcare organizations to advertise on the Company's web site, sales to pharmaceutical and healthcare organizations of raw data collected by the Company's web site and ASP, software consultation, and internet site hosting. The Company's revenues recognized to date are software consultation and Internet site hosting.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes that Sword Comp-Soft Corp.'s revenue recognition practices are in conformity with the guidelines of SAB 101.

NOTE 3 - PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:


                                          Nov 30, 2000     April 30, 2000
                                          ------------     --------------
Computer Equipment.....................      $  70,157          $ 15,000

Less:  Accumulated depreciation........          8,367                --
                                            ----------          --------
         Property and equipment, net...       $ 61,790          $ 15,000


On April 30, 2000 the Company purchased computer equipment from its officers. The amount of the purchase acquired from related party and recorded at predecessor basis was $15,000.

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                           Years

      Computer Equipment...................................................  3


NOTE 4 - COMMITMENTS AND CONTIGENCIES

Dedicated Internet access

     The Company has entered into an agreement with UUNET Canada, Inc. for dedicated access to the commercial Internet. The agreement is for twelve months starting March 01, 2000 and expiring on February 28, 2001. The monthly amount is $1,395 CAD plus applicable taxes.

Office Rent

     The Company has entered into a lease agreement with 9033-0176 Quebec Inc. for office space. The term of the lease begins on May 01, 2000 and terminates on April 30, 2005, with an option to renew for an additional five years.

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of April 30, 2000:

     Year ending April 30:
            2001 -      $ 18,000
            2002 -      $ 18,000
            2003 -      $ 18,000
            2004 -      $ 18,000
            2005 -      $ 18,000
                        --------
            Total       $ 90,000
                        ========

NOTE 5 - GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company reported a net loss of $58,408 for the seven months ended November 30, 2000, $11,454 for the year ended April 30, 2000 and $69,862 since inception. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $181,903 for the seven months ended November 30, 2000, $4,602 for the year ended April 30, 2000 and $186,505 since inception. To date, this has been financed principally through the sale of common stock ($260,001). Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new expansive areas in on-line healthcare sector. Management anticipates that additional investments will be needed to develop an effective sales and marketing program before the organization will generate sufficient cash flow from operations to meet current operating expenses and overhead. The Company plans to offer up to 12,500,000 shares of its common stock at $4.00 per share on a best efforts basis, which would allow the Company to have immediate use of all funds raised regardless of how many shares are sold. Management believes it will require a minimum of $700,000 to implement its operating plan including an operational ASP by June 30, 2001 which will generate and produce enough revenue to allow the company to achieve a break-even point.

NOTE 6 - RELATED PARTY TRANSACTIONS

Equipment purchases from officers

     On April 30, 2000 the company purchased computer equipment from its officers. The amount of the purchase was $15,000. On April 30, 2000, the company issued 600,000 shares of common stock in settlement of the purchase. The computer equipment was capitalized at predecessor cost for an amount of $15,000.

NOTE 7 - STOCKHOLDER'S EQUITY

     On April 30,2000, the company in accordance with its private placement offering exempt from registration requirements under section 4(2) of the Securities Act of 1933 issued 10,400,000 of common shares. The shares have been issued and a receivable has been reflected in the equity section for those shares which payment had not been received as of April 30, 2000.

     On April 30, 2000, the company issued 600,000 shares to officers of the company in settlement of computer equipment purchases. The computer equipment was capitalized at predecessor cost for an amount of $15,000.

     On May 29, 2000 the company issued 35,700,000 shares of common stock to Millenia Hope, Inc. in exchange for 5 million shares of common stock of Millenia Hope, Inc. and 5 million warrants, each warrant entitling the company to purchase one common share at a price of two dollars per share until November 30, 2004.

NOTE 8 - INCOME TAXES

     The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carry forwards, because of uncertainty regarding its realizability.